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                                                                     EXHIBIT 5.4

                             W.S. WALKER & COMPANY
                                Attorneys-at-Law
                        P.O. Box 265G, Caledonian House,
                          Grand Cayman, Cayman Islands
              Tel:   (345) 949-0100           Fax:  (345) 949-7886
                            Email:   walker@candw.ky



                                                       Our Ref:  SH/nk/S87-14505



GLOBAL CROSSING LTD., LDC
PO BOX 265
CALEDONIAN HOUSE
MARY STREET
GEORGE TOWN
GRAND CAYMAN
CAYMAN ISLANDS


                                                              25 September, 1998

Dear Sirs,

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Exchange Guarantees (as defined in Schedule 1 hereto) to be entered into by Global Crossing Ltd., LDC (the "Company").

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Exchange Guarantees nor upon the commercial terms of the transactions contemplated by the Exchange Guarantees.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3 hereto, we are of the opinion that under the laws of the Cayman Islands the Exchange Guarantees have been duly authorised by the Company and assuming that the Exchange Guarantees have been duly authorised by each other party thereto (other than the Company) if and when duly executed and delivered by the Company and the other parties thereto will constitute valid and binding obligations of the Company enforceable in accordance with their respecting terms.
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This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of our opinion as an exhibit to the Registration Statement of Global Crossing Holdings Ltd. relating to the Exchange Guarantees and we further consent to the reference to our firm under the captions "Service of Process and Enforcement of Liabilities" and "Legal Matters" in the Prospectus that forms part of the Registration Statement.

                                    Yours faithfully,



                                    W. S. WALKER & COMPANY
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                                   SCHEDULE 1


                           LIST OF DOCUMENTS EXAMINED


(1)  the Memorandum and Articles of Association of the Company;

(2) an executed copy of minutes of a meeting of the Board of Directors of the Company dated 27 April, 1998 (the "Resolutions");

(3) the Purchase Agreement dated 13 May, 1998 between the Company, Global Crossing Holdings Ltd. ("Holdings"), Global Crossing Ltd., Global Crossing Development Holdings, Ltd., Global Crossing International, Ltd., Global Crossing Holdings U.K. Ltd., Global Crossing Marketing U.K. Ltd., Global Crossing Development Co., Global Crossing Marketing USA Inc. (the "Global Companies"), Salomon Brothers Inc., CIBC Oppenheimer Corp., Deutsche Morgan Grenfell Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated;

(4) the Registration Rights Agreement dated 18 May, 1998 between the Global Companies, Salomon Brothers Inc., CIBC Oppenheimer Corp., Deutsche Morgan Grenfell Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated;

(5) the Indenture dated 18 May, 1998 between the Global Companies and United States Trust Company of New York;

(6)  the Guarantees dated 18 May, 1998 by the Company;

(7) the form of Exchange Guarantees to be executed by the Company (the "Exchange Guarantees"); and

(8) such other documents as we have considered necessary for the purposes of rendering this opinion.
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                                   SCHEDULE 2


                                  ASSUMPTIONS


The opinions hereinbefore given are based upon the following assumptions:

(1) There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Exchange Guarantees and that, in so far as any obligation expressed to be incurred under the Exchange Guarantees is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

(2) The Exchange Guarantees are within the capacity and powers of and have been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company) and constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

(3) The choice of the laws of the jurisdiction selected to govern the Exchange Guarantees has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

(4) All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Exchange Guarantees outside the Cayman Islands to ensure the legality, validity and enforceability of the Exchange Guarantees have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

(5) All conditions precedent contained in the Exchange Guarantees have been or will be satisfied or waived.

(6) No disposition of property effected by any of the Exchange Guarantees is made willfully to defeat an obligation owed to a creditor and at an undervalue.

(7) The Company will on the date of execution of the Exchange Guarantees be able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by any of the Exchange Guarantees is made in good faith and for valuable consideration.

(8) None of the Exchange Guarantees has been or will be executed or delivered in the Cayman Islands.

(9) All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original and that the Exchange Guarantees conform in every material respect to the latest drafts of the same produced to us.
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(10) The Minute Book of the Company examined by us on 22 September, 1998  at its
     Registered Office contains a complete and accurate record of the business transacted by it.
(11) The corporate records of the Company examined by us on 22 September, 1998 at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded.

(12) None of the parties to any of the Exchange Guarantees is

     (a) a "person in Iraq" as that term is defined in The Iraq and Kuwait (United Nations Sanctions) (Dependent Territories) Order 1990 or an "Iraqi person" as defined in The Iraq (United Nations) (Sequestration of Assets) (Dependent Territories) Order 1993 or a person resident in the Republic of Iraq for the purposes of The Caribbean Territories (Control of Gold, Securities, Payment and Credits: Kuwait and Republic of Iraq) Order 1990; or

     (b) a "person connected with Libya" as that term is defined in The Libya (United Nations Sanctions) (Dependent Territories) Order 1992.

(13) The meeting of the Board of Directors at which the Resolutions were duly adopted was called and held in accordance with the Articles of Association of the Company.
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                                   SCHEDULE 3


                                 QUALIFICATIONS


The opinions hereinbefore given are subject to the following qualifications:

1. The term "enforceable" as used above means that the obligations assumed by the Company under the Exchange Guarantees are of a type which the courts of the Cayman Islands enforce; it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

     (a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

     (b)  enforcement may be limited by general principles of equity;

     (c) claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

     (d) where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

     (e) an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

     (f) to the extent that any provision of the Exchange Guarantees is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Exchange Guarantees which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

     (g) to the extent that the performance of any obligation arising under the Exchange Guarantees would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands; and

     (h) a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.

2. Cayman Islands stamp duty will be payable if the Exchange Guarantees are executed in, brought to, or produced before a court of the Cayman Islands. Such duty would be nominal except in the case of:

     (a) a legal or equitable mortgage or charge of immovable property or a debenture:

           (i) where the sum secured is CI$300,000 (US$360,000) or less, in which case such duty would be 1% of the sum secured;
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           (ii) where the sum secured is more than CI$300,000 (US$360,000), in which case such duty would be 1.5% of the sum secured;

     (b) a legal or equitable mortgage of movable property (not including a debenture), in which case such duty would be 1.5% of the sum secured;

     (c) a bill of sale, in which case such duty would be 1% of the sum secured;

     PROVIDED that no duty shall be payable where the property is situated outside the Cayman Islands and that in the case of a mortgage of moveable property situated in the Cayman Islands granted by an exempted company or by an ordinary non-resident company (as defined in the Companies Law (1995 Revision)) or by a body corporate incorporated outside the Cayman Islands, the maximum duty payable shall be CI$500.00. (US$600.00).

3. A certificate, determination, calculation or designation of any party to the Exchange Guarantees as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, if, for example, it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4. If any provision of the Exchange Guarantees is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

5. Any term of any of the Exchange Guarantees may be amended orally by the parties thereto, notwithstanding provisions to the contrary contained therein.

6. Notwithstanding any purported date of execution in any of the Exchange Guarantees, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Exchange Guarantees may provide that they have retrospective effect as between the parties thereto alone.

7. The effectiveness of terms in the Exchange Guarantees excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.